SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No:  1)

Coinbase Global Inc
--------------------------------------------------------
(Name of Issuer)

Common Stock
--------------------------------------------------------
(Title of Class of Securities)

19260Q107
--------------------------------------------------------
(CUSIP Number)

December 31, 2023
--------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











(1)Names of reporting persons. Jane Street Group, LLC


(2) Check the appropriate box if a member of a group
(a) [ ]
(b) [ ]


(3) SEC use only

(4) Citizenship or place of organization

Delaware

Number of shares beneficially owned by each reporting person with:

(5) Sole voting power

0

(6) Shared voting power

10,250,255

(7) Sole dispositive power

0

(8) Shared dispositive power

10,250,255

(9) Aggregate amount beneficially owned by each reporting person

10,250,255

(10) Check if the aggregate amount in Row (9) excludes certain shares

(11) Percent of class represented by amount in Row 9

5.3%

(12) Type of reporting person

HC


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(1)Names of reporting persons. Jane Street Capital, LLC


(2) Check the appropriate box if a member of a group
(a) [ ]
(b) [ ]


(3) SEC use only

(4) Citizenship or place of organization

Delware

Number of shares beneficially owned by each reporting person with:

(5) Sole voting power

0

(6) Shared voting power

266,341

(7) Sole dispositive power

0

(8) Shared dispositive power

266,341

(9) Aggregate amount beneficially owned by each reporting person

10,250,255

(10) Check if the aggregate amount in Row (9) excludes certain shares

(11) Percent of class represented by amount in Row 9

5.3%

(12) Type of reporting person

BD

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(1)Names of reporting persons. Jane Street Global Trading, LLC


(2) Check the appropriate box if a member of a group
(a) [ ]
(b) [ ]


(3) SEC use only

(4) Citizenship or place of organization

Delaware

Number of shares beneficially owned by each reporting person with:

(5) Sole voting power

0

(6) Shared voting power

38,774

(7) Sole dispositive power

0

(8) Shared dispositive power

38,774

(9) Aggregate amount beneficially owned by each reporting person

10,250,255

(10) Check if the aggregate amount in Row (9) excludes certain shares

(11) Percent of class represented by amount in Row 9

5.3%

(12) Type of reporting person

OO

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(1)Names of reporting persons. Jane Street Options, LLC


(2) Check the appropriate box if a member of a group
(a) [ ]
(b) [ ]


(3) SEC use only

(4) Citizenship or place of organization

Delaware

Number of shares beneficially owned by each reporting person with:

(5) Sole voting power

0

(6) Shared voting power

9,945,140

(7) Sole dispositive power

0

(8) Shared dispositive power

9,945,140

(9) Aggregate amount beneficially owned by each reporting person

10,250,255

(10) Check if the aggregate amount in Row (9) excludes certain shares

(11) Percent of class represented by amount in Row 9

5.3%

(12) Type of reporting person

BD

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Item 1.

Item 1(a) Name of issuer:
-----------------------------------------------------------------------
Coinbase Global Inc


Item 1(b) Address of issuer's principal executive offices:
-----------------------------------------------------------------------
430 California St San Francisco, CA 94104, US


Item 2.


2(a) Name of person filing:
----------------------------------------------------------------------
Jane Street Group, LLC; Jane Street Capital, LLC;
Jane Street Global Trading, LLC; Jane Street Options, LLC


2(b) Address or principal business office or, if none, residence:
-----------------------------------------------------------------------
Jane Street Group, LLC
250 Vesey Street
6th Floor
New York, NY 10281

Jane Street Capital, LLC
250 Vesey Street
6th Floor
New York, NY 10281

Jane Street Global Trading, LLC
250 Vesey Street
6th Floor
New York, NY 10281

Jane Street Options, LLC
250 Vesey Street
6th Floor
New York, NY 10281

2(c) Citizenship:
--------------------------------------------------------------------
 See Item 4 of Cover Page


2(d) Title of class of securities:
-------------------------------------------------------------------
Common Stock


2(e) CUSIP No.:
See Cover Page






Item 3.

If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
[x] Broker or dealer registered under Section 15 of the Act;
[ ] Bank as defined in Section 3(a)(6) of the Act;
[ ] Insurance company as defined in Section 3(a)(19) of the Act;
[ ] Investment company registered under Section 8 of the Investment Company Act of 1940;
[ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
[ ] An employee benefit plan or endowment fund in accordance with
            Rule 13d-1(b)(1)(ii)(F);
[x] A parent holding company or control person in accordance with
            Rule 13d-1(b)(1)(ii)(G);
[ ] A savings associations as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);
[ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;
[ ] A non-U.S. institution in accordance with
            Rule 240.13d-1(b)(1)(ii)(J);
[ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:


Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


Amount beneficially owned:

10,250,255


Percent of class

5.3%

Number of shares as to which such person has:

Sole power to vote or to direct the vote

0

Shared power to vote or to direct the vote

10,250,255

Sole power to dispose or to direct the disposition of

0

Shared power to dispose or to direct the disposition of

10,250,255









Item 5.

Ownership of 5 Percent or Less of a Class. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].


Item 6. Ownership of More than 5 Percent on Behalf of Another Person



Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding
Company or Control Person.


See Exhibit A


Item 8. Identification and Classification of Members of the Group



Item 9. Notice of Dissolution of Group



Item 10. Certifications
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 9, 2024
Jane Street Group, LLC

Signature:  Frank Liu

-------------------------------------------

Name: Frank Liu
Title: Managing Director


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative.
If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.



Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).


Exhibit A



Subsidiary


Jane Street Capital, LLC
Jane Street Options, LLC
Jane Street Global Trading, LLC